Exhibit 99.1

Investor Relations inquiries:	News Media inquiries:
Lee Fishman	Keoni Wagner
Matson, Inc.	Matson, Inc.
510.628.4227	510.628.4534
lfishman@matson.com	kwagner@matson.com

FOR IMMEDIATE RELEASE

MATSON, INC. ANNOUNCES THIRD QUARTER 2019 RESULTS; MAINTAINS FULL YEAR 2019 OPERATING INCOME OUTLOOK

•	3Q19 EPS of $0.84 versus $0.97 in 3Q18
•	3Q19 Net Income of $36.2 million versus $41.6 million in 3Q18
•	3Q19 EBITDA of $89.1 million versus $91.5 million in 3Q18
•	Maintains Full Year 2019 Consolidated Operating Income Outlook

HONOLULU, Hawaii (November 7, 2019) – Matson, Inc. (“Matson” or the “Company”) (NYSE: MATX), a leading U.S. carrier in the Pacific, today reported net income of $36.2 million, or $0.84 per diluted share, for the quarter ended September 30, 2019.  Net income for the quarter ended September 30, 2018 was $41.6 million, or $0.97 per diluted share.  Consolidated revenue for the third quarter 2019 was $572.1 million compared with $589.4 million for the third quarter 2018.

For the nine months ended September 30, 2019, Matson reported net income of $67.1 million, or $1.55 per diluted share, compared with $88.4 million, or $2.06 per diluted share, in 2018.  Consolidated revenue for the nine month period ended September 30, 2019 was $1,662.4 million, compared with $1,657.9 million in 2018.

Matt Cox, Matson’s Chairman and Chief Executive Officer, commented, “Our results in the quarter came in as expected.  Within Ocean Transportation, our China tradelane service performed well, but we saw continued weakness in our Hawaii market and experienced softer-than-expected volume in our Alaska service.  Within our Logistics segment, we continued to perform well with positive contributions to operating income from nearly all of the service lines.”

Mr. Cox added, “Given the performance year-to-date and our expectations for our businesses in the final quarter of the year, we maintain our 2019 consolidated operating income outlook.  As we near the end of this transition year with Lurline expected to enter service this quarter, we take a significant step towards realizing our previously-mentioned approximately $30 million in financial benefits in 2020, when compared to 2019, driven primarily from the reduction in Hawaii fleet deployment to nine vessels.”

Third Quarter 2019 Discussion and Outlook for 2019

Ocean Transportation: The Company’s container volume in the Hawaii service in the third quarter 2019 was 2.1 percent lower year-over-year primarily due to negative container market growth.  Hawaii’s GDP continues on a slowing growth trajectory despite resilience in key economic factors, such as construction activity and visitor traffic.  However, the containerized freight market volume has not been keeping pace with GDP growth.  The Company expects volume in 2019 to be lower compared to the level achieved in 2018, reflecting less containerized freight volume in Hawaii and stable market share.

In China, the Company’s container volume in the third quarter 2019 was 3.4 percent lower year-over-year primarily due to the timing of an additional sailing in the year ago period.  Matson continued to realize a sizeable rate premium in the third quarter 2019 and achieved average freight rates that approximated the level achieved in the third quarter 2018.  For 2019, the Company expects volume to approximate the prior year level.  In the fourth quarter of 2018, the Company experienced unusually strong performance as a result of the U.S.-China trade situation.  For the full year 2019, the Company expects average freight rates to approach the levels achieved in 2018.

In Guam, the Company’s container volume in the third quarter 2019 was 2.1 percent lower on a year-over-year basis.  For 2019, the Company expects volume to approximate the level achieved last year and expects the highly competitive environment to remain.

In Alaska, the Company’s container volume for the third quarter 2019 was flat year-over-year.  The Company experienced slightly lower northbound volume including the impact from the timing of an additional northbound sailing in the year ago period.  Southbound volume was modestly higher year-over-year.  For 2019, the Company expects volume to be modestly higher than the level achieved in 2018 with higher northbound volume and approximately flat southbound volume compared to the levels achieved in 2018.

The contribution in the third quarter 2019 from the Company’s SSAT joint venture investment was $0.8 million lower than the third quarter 2018.  For 2019, the Company expects the contribution from SSAT to be lower primarily due to higher terminal operating costs, partially offset by higher lift volume.

As a result of the performance in the first nine months and the outlook trends noted above, the Company expects full year 2019 Ocean Transportation operating income to be approximately 25 percent lower than the $131.1 million achieved in 2018 after taking into account a full year net operating expense impact of $7.2 million associated with the sale and leaseback of MV Maunalei.

Logistics: In the third quarter 2019, operating income for the Company’s Logistics segment was $1.4 million higher compared to the operating income achieved in the third quarter 2018 with positive contributions from nearly all of the service lines.  For 2019, the Company is maintaining its outlook and expects Logistics operating income to be approximately 15 to 20 percent higher than the level achieved in 2018 of $32.7 million.

Depreciation and Amortization: For the full year 2019, the Company expects depreciation and amortization expense to be approximately $135 million, inclusive of dry-docking amortization of approximately $35 million.

Other Income (Expense): The Company expects full year 2019 other income (expense) to be approximately $1 million in income, which is attributable to other component costs related to the Company’s pension and post-retirement plans.

Interest Expense: The Company expects interest expense for the full year 2019 to be approximately $25 million.

Income Taxes:  In the third quarter 2019, the Company’s effective tax rate was 25.4 percent.  For the full year 2019, the Company expects its effective tax rate to be approximately 26.0 percent, which excludes a positive non-cash adjustment of $2.9 million in the first quarter of 2019 related to the reversal of an expense adjustment in 2018 arising from the enactment of the Tax Cuts and Jobs Act of 2017.

Net Income and EBITDA: The Company expects net income in 2019 to decline year-over-year and expects EBITDA in 2019 to be approximately $270 million.

Capital and Vessel Dry-docking Expenditures:  For the third quarter 2019, the Company made other capital expenditure payments of $24.3 million, capitalized vessel construction expenditures of $78.1 million, and dry-docking payments of $11.0 million.  For the full year 2019, the Company expects to make other capital expenditure payments, including maintenance capital expenditures, of approximately $90 million, vessel construction expenditures (including capitalized interest and owner’s items) of approximately $215 million, and dry-docking payments of approximately $20 million.

Results By Segment

Ocean Transportation — Three months ended September 30, 2019 compared with 2018

	Three Months Ended September 30,
(Dollars in millions)	2019	2018	Change
Ocean Transportation revenue	$437.2	$437.3	$(0.1)	(0.0)%
Operating costs and expenses	(393.3)	(388.6)	(4.7)	1.2%
Operating income	$43.9	$48.7	$(4.8)	(9.9)%
Operating income margin	10.0%	11.1%

Volume (Forty-foot equivalent units (FEU), except for automobiles) (1)
Hawaii containers	36,700	37,500	(800)	(2.1)%
Hawaii automobiles	15,700	13,900	1,800	12.9%
Alaska containers	19,400	19,400	—	—%
China containers	17,000	17,600	(600)	(3.4)%
Guam containers	4,700	4,800	(100)	(2.1)%
Other containers (2)	4,400	4,500	(100)	(2.2)%

(1)

Approximate volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.

(2)	Includes containers from services in various islands in Micronesia and the South Pacific, and Okinawa, Japan.

Ocean Transportation revenue decreased $0.1 million during the three months ended September  30, 2019, compared with the three months ended September 30, 2018.  The decrease was primarily due to lower fuel surcharge revenue and lower Hawaii container volume, partially offset by higher freight revenue in Alaska and higher average rates in Hawaii.

On a year-over-year FEU basis, Hawaii container volume decreased 2.1 percent primarily due to negative container market growth;  Alaska volume was flat with slightly lower northbound volume, including the impact from the timing of an additional northbound sailing in the year ago period, and modestly higher southbound volume; China volume was 3.4 percent lower due to the timing of an additional sailing in the year ago period; Guam volume was 2.1 percent lower;  and Other containers volume decreased 2.2 percent.

Ocean Transportation operating income decreased $4.8 million, or 9.9 percent, during the three months ended September 30, 2019, compared with the three months ended September 30, 2018.  The decrease was primarily due to higher terminal handling costs, higher vessel operating costs (including MV Maunalei lease expense),  and lower volume in Hawaii.

The Company’s SSAT terminal joint venture investment contributed $8.4 million during the three months ended September 30, 2019,  compared to a contribution of $9.2 million during the three months ended September 30, 2018.  The decrease was primarily due to higher terminal operating costs, partially offset by the timing of some of the additional expense related to the early adoption of the new lease accounting standard in the second quarter and higher lift volume.

Ocean Transportation — Nine months ended September 30, 2019 compared with 2018

	Nine Months Ended September 30,
(Dollars in millions)	2019	2018	Change
Ocean Transportation revenue	$1,250.5	$1,223.2	$27.3	2.2%
Operating costs and expenses	(1,177.5)	(1,113.5)	(64.0)	5.7%
Operating income	$73.0	$109.7	$(36.7)	(33.5)%
Operating income margin	5.8%	9.0%

Volume (Forty-foot equivalent units (FEU), except for automobiles) (1)
Hawaii containers	109,300	111,800	(2,500)	(2.2)%
Hawaii automobiles	49,400	46,700	2,700	5.8%
Alaska containers	54,600	54,200	400	0.7%
China containers	47,100	45,400	1,700	3.7%
Guam containers	14,600	14,500	100	0.7%
Other containers (2)	12,700	11,300	1,400	12.4%

(1)

Approximate volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.

(2)	Includes containers from services in various islands in Micronesia and the South Pacific, and Okinawa, Japan.

Ocean Transportation revenue increased $27.3 million, or 2.2 percent, during the nine months ended September 30, 2019, compared with the nine months ended September 30, 2018.  The increase was primarily due to higher revenue in Alaska, higher average rates in Hawaii, and higher revenue in China, partially offset by lower Hawaii container volume.

On a year-over-year FEU basis, Hawaii container volume decreased 2.2 percent primarily due to negative container market growth and weather-related impacts in the first quarter of 2019; Alaska volume increased by 0.7 percent primarily due to higher northbound volume, partially offset by lower northbound volume related to the dry-docking of a competitor’s vessel in the year ago period; China volume was 3.7 percent higher primarily due to stronger volume post Lunar New Year; Guam volume was 0.7 percent higher; and Other containers volume increased 12.4 percent primarily due to the Okinawa service.

Ocean Transportation operating income decreased $36.7 million, or 33.5 percent, during the nine months ended September 30, 2019, compared with the nine months ended September 30, 2018.  The decrease was primarily due to higher vessel operating costs (including MV Maunalei lease expense),  higher terminal handling costs, a lower contribution from SSAT, and lower container volume in Hawaii, partially offset by a higher contribution from the Alaska and China services.

The Company’s SSAT terminal joint venture investment contributed $17.8 million during the nine months ended September 30, 2019, compared to a contribution of $28.8 million during the nine months ended September 30, 2018.  The decrease was primarily due to higher terminal operating costs and the absence of favorable one-time items in the year ago nine months period.

Logistics — Three months ended September 30, 2019 compared with 2018

	Three Months Ended September 30,
(Dollars in millions)	2019	2018	Change
Logistics revenue	$134.9	$152.1	$(17.2)	(11.3)%
Operating costs and expenses	(123.6)	(142.2)	18.6	(13.1)%
Operating income	$11.3	$9.9	$1.4	14.1%
Operating income margin	8.4%	6.5%

Logistics revenue decreased $17.2 million, or 11.3 percent, during the three months ended September 30, 2019, compared with the three months ended September 30, 2018.  The decrease was primarily due to lower transportation brokerage revenue.

Logistics operating income increased $1.4 million, or 14.1 percent, for the three months ended September 30, 2019, compared with the three months ended September 30, 2018.  The increase was due primarily to  a higher contribution from freight forwarding.

Logistics — Nine months ended September 30, 2019 compared with 2018

	Nine Months Ended September 30,
(Dollars in millions)	2019	2018	Change
Logistics revenue	$411.9	$434.7	$(22.8)	(5.2)%
Operating costs and expenses	(381.2)	(411.1)	29.9	(7.3)%
Operating income	$30.7	$23.6	$7.1	30.1%
Operating income margin	7.5%	5.4%

Logistics revenue decreased $22.8 million, or 5.2 percent, during the nine months ended September 30, 2019, compared with the nine months ended September 30, 2018.  The decrease was primarily due to lower transportation brokerage revenue, partially offset by higher freight forwarding revenue.

Logistics operating income increased $7.1 million, or 30.1 percent, for the nine months ended September 30, 2019, compared with the nine months ended September 30, 2018.  The increase was due primarily to higher contributions from freight forwarding and transportation brokerage.

Liquidity, Cash Flows and Capital Allocation

Matson’s Cash and Cash Equivalents increased by $4.0 million from $19.6 million at December 31, 2018 to $23.6 million at September 30, 2019.  Matson generated net cash from operating activities of $180.4 million during the nine months ended September 30, 2019, compared to $203.0 million during the nine months ended September 30, 2018.  Capital expenditures, including capitalized vessel construction expenditures, totaled $171.4 million for the nine months ended September 30, 2019, compared with $267.3 million for the nine months ended September  30, 2018.  Total debt decreased by $26.6 million during the nine months to $883.0 million as of  September 30, 2019, of which $834.6 million was classified as long-term debt.

Matson’s Net Income and EBITDA were $87.7 million and $267.7 million, respectively, for the twelve months ended September 30, 2019.  The ratio of Matson’s Net Debt to last twelve months EBITDA was 3.2 as of September 30, 2019.

As previously announced, Matson’s Board of Directors declared a cash dividend of $0.22 per share payable on December 5, 2019 to all shareholders of record as of the close of business on November 7, 2019.

Teleconference and Webcast

A conference call is scheduled for 4:30 p.m. EST when Matt Cox, Chairman and Chief Executive Officer, and Joel Wine, Senior Vice President and Chief Financial Officer, will discuss Matson’s third quarter results.

Date of Conference Call:	Thursday, November 7, 2019
Scheduled Time:	4:30 p.m. EST / 1:30 p.m. PST / 11:30 a.m. HST
Participant Toll Free Dial-In #:	1-877-312-5524
International Dial-In #:	1-253-237-1144

The conference call will be broadcast live along with a slide presentation on the Company’s website at www.matson.com, under Investors.  A replay of the conference call will be available approximately two hours after the call through November 14, 2019 by dialing 1-855-859-2056 or 1-404-537-3406 and using the conference number 8687339.  The slides and audio webcast of the conference call will be archived for one full quarter on the Company's website at www.matson.com, under Investors.

About the Company

Founded in 1882, Matson (NYSE: MATX) is a leading provider of ocean transportation and logistics services.  Matson provides a vital lifeline of ocean freight transportation services to the domestic non-contiguous economies of Hawaii, Alaska, and Guam, and to other island economies in Micronesia.  Matson also operates a premium, expedited service from China to Long Beach, California and provides services to Okinawa, Japan and various islands in the South Pacific.  The Company's fleet of owned and chartered vessels includes containerships, combination container and roll-on/roll-off ships and various types of barges.  Matson Logistics, established in 1987, extends the geographic reach of Matson's ocean transportation network throughout the continental U.S.  Its integrated, asset-light logistics services include rail intermodal services,  long-haul and regional highway brokerage, warehousing and distribution services,  consolidation and freight forwarding services, supply chain management services, and other services.  Additional information about the Company is available at www.matson.com.

GAAP to Non-GAAP Reconciliation

This press release, the Form 8-K and the information to be discussed in the conference call include non-GAAP measures.  While Matson reports financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company also considers other non-GAAP measures to evaluate performance, make day-to-day operating decisions, help investors understand our ability to incur and service debt and to make capital expenditures, and to understand period-over-period operating results separate and apart from items that may, or could, have a disproportional positive or negative impact on results in any particular period.  These non-GAAP measures include, but are not limited to, Earnings Before Interest, Income Taxes, Depreciation and Amortization (“EBITDA”) and Net Debt-to-EBITDA.

Forward-Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation those statements regarding earnings, net income, operating income, depreciation and amortization including dry-dock amortization, other income (expense), interest expense, profitability and cash flow expectations, fleet renewal progress, fleet deployments, vessel transit times, fuel strategy and scrubber program,  organic growth opportunities, economic effects of competitors’ services, expenses, rate premiums and market conditions in the China service, trends in volumes, economic growth and construction activity in Hawaii, Sand Island terminal upgrades, economic conditions and seafood harvest levels in Alaska, lift volumes and operating costs at SSAT, timing and amount of SSAT income and cash distributions, vessel deployments and operating efficiencies, debt leverage levels and effective tax rates.  These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to risks and uncertainties relating to regional, national and international economic conditions; new or increased competition or improvements in competitors’ service levels; fuel prices, our ability to collect fuel surcharges and/or the cost or limited availability of low-sulfur fuel; delays or cost overruns related to the installation of scrubbers; our relationship with vendors, customers and partners and changes in related agreements; the actions of our competitors; our ability to offer a differentiated service in China for which customers are willing to pay a significant premium; the imposition of tariffs or a change in international trade policies; the ability of the NASSCO shipyard to construct and deliver the Kanaloa Class vessels on the contemplated timeframes; any unanticipated dry-dock or repair expenses; any delays or cost overruns related to the modernization of terminals; consummating and integrating acquisitions; changes in general economic and/or industry-specific conditions; competition and growth rates within the logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight; changes in relationships with existing truck, rail, ocean and air carriers; changes in customer base due to possible consolidation among customers; conditions in the financial markets; changes in our credit profile and our future financial performance; our ability to obtain future debt financings; continuation of the Title XI and CCF programs; the impact of future and pending legislation, including environmental legislation; government regulations and investigations; repeal, substantial amendment or waiver of the Jones Act or its application, or our failure to maintain our status as a United States citizen under the Jones Act; relations with our unions; satisfactory negotiation and renewal of expired collective bargaining agreements without significant disruption to Matson’s operations; war, terrorist attacks or other acts of violence; the use of our information technology and communication systems and cybersecurity attacks; and the occurrence of marine accidents, poor weather or natural disasters.  These forward-looking statements are not guarantees of future performance.  This release should be read in conjunction with our Annual Report on Form 10-K and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release.  We do not undertake any obligation to update our forward-looking statements.

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except per share amounts)	2019	2018	2019	2018
Operating Revenue:
Ocean Transportation	$437.2	$437.3	$1,250.5	$1,223.2
Logistics	134.9	152.1	411.9	434.7
Total Operating Revenue	572.1	589.4	1,662.4	1,657.9

Costs and Expenses:
Operating costs	(472.6)	(485.5)	(1,412.5)	(1,390.7)
Equity in income of Terminal Joint Venture	8.4	9.2	17.8	28.8
Selling, general and administrative	(52.7)	(54.5)	(164.0)	(162.7)
Total Costs and Expenses	(516.9)	(530.8)	(1,558.7)	(1,524.6)

Operating Income	55.2	58.6	103.7	133.3
Interest expense	(6.2)	(4.4)	(16.9)	(14.4)
Other income (expense), net	(0.5)	0.7	0.9	1.9
Income before Income Taxes	48.5	54.9	87.7	120.8
Income taxes	(12.3)	(13.3)	(20.6)	(32.4)
Net Income	$36.2	$41.6	$67.1	$88.4

Basic Earnings Per Share	$0.84	$0.97	$1.57	$2.07
Diluted Earnings Per Share	$0.84	$0.97	$1.55	$2.06

Weighted Average Number of Shares Outstanding:
Basic	42.9	42.7	42.8	42.7
Diluted	43.3	43.1	43.2	43.0

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
(In millions)	2019	2018
ASSETS
Current Assets:
Cash and cash equivalents	$23.6	$19.6
Other current assets	275.9	298.8
Total current assets	299.5	318.4
Long-term Assets:
Investment in Terminal Joint Venture	83.7	87.0
Property and equipment, net	1,485.5	1,366.6
Goodwill	327.8	327.8
Intangible assets, net	205.7	214.0
Other long-term assets	351.6	116.6
Total long-term assets	2,454.3	2,112.0
Total assets	$2,753.8	$2,430.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of debt	$48.4	$42.1
Other current liabilities	389.3	328.7
Total current liabilities	437.7	370.8
Long-term Liabilities:
Long-term debt	834.6	814.3
Deferred income taxes	335.9	312.7
Other long-term liabilities	347.9	177.3
Total long-term liabilities	1,518.4	1,304.3

Total shareholders’ equity	797.7	755.3
Total liabilities and shareholders’ equity	$2,753.8	$2,430.4

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
(In millions)	2019	2018
Cash Flows From Operating Activities:
Net income	$67.1	$88.4
Reconciling adjustments:
Depreciation and amortization	73.4	70.8
Non-cash operating lease expense	52.3	—
Deferred income taxes	21.9	26.5
Share-based compensation expense	8.7	8.2
Equity in income of Terminal Joint Venture	(17.8)	(28.8)
Distribution from Terminal Joint Venture	14.7	42.0
Other	(1.5)	(2.1)
Changes in assets and liabilities:
Accounts receivable, net	(0.2)	(46.1)
Deferred dry-docking payments	(17.9)	(10.5)
Deferred dry-docking amortization	25.9	27.5
Prepaid expenses and other assets	25.3	3.0
Accounts payable, accruals and other liabilities	(11.7)	24.8
Operating lease liabilities	(51.7)	—
Other long-term liabilities	(8.1)	(0.7)
Net cash provided by operating activities	180.4	203.0

Cash Flows From Investing Activities:
Capitalized vessel construction expenditures	(108.7)	(222.6)
Other capital expenditures	(62.7)	(44.7)
Proceeds from disposal of property and equipment	3.1	31.3
Cash deposits into Capital Construction Fund	(68.2)	(246.6)
Withdrawals from Capital Construction Fund	68.2	247.5
Other	—	3.7
Net cash used in investing activities	(168.3)	(231.4)

Cash Flows From Financing Activities:
Repayments of debt and capital leases	(28.4)	(17.0)
Proceeds from revolving credit facility	383.3	389.4
Repayments of revolving credit facility	(328.3)	(321.4)
Proceeds from issuance of capital stock	0.1	0.5
Dividends paid	(27.7)	(26.3)
Tax withholding related to net share settlements of restricted stock units	(3.3)	(4.5)
Net cash (used in) provided by financing activities	(4.3)	20.7

Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	7.8	(7.7)
Cash, Cash Equivalents and Restricted Cash, Beginning of the Period	24.5	19.8
Cash, Cash Equivalents and Restricted Cash, End of the Period	$32.3	$12.1

Reconciliation of Cash, Cash Equivalents and Restricted Cash, End of the Period:
Cash and Cash Equivalents	$23.6	$12.1
Restricted Cash	8.7	—
Total Cash, Cash Equivalents and Restricted Cash, End of the Period	$32.3	$12.1

Supplemental Cash Flow Information:
Interest paid, net of capitalized interest	$16.8	$14.5
Income tax (refunds) payments, net	$(25.7)	$4.6

Non-cash Information:
Capital expenditures included in accounts payable, accruals and other liabilities	$9.8	$0.4

MATSON, INC. AND SUBSIDIARIES

Total Debt to Net Debt and Net Income to EBITDA Reconciliations

(Unaudited)

NET DEBT RECONCILIATION

September 30,
(In millions)	2019
Total Debt:	$883.0
Less: Cash and cash equivalents	(23.6)
Net Debt	$859.4

EBITDA RECONCILIATION

	Three Months Ended
	September 30,			Last Twelve
(In millions)	2019	2018	Change	Months
Net Income	$36.2	$41.6	$(5.4)	$87.7
Add: Income taxes	12.3	13.3	(1.0)	26.9
Add: Interest expense	6.2	4.4	1.8	21.2
Add: Depreciation and amortization	25.7	23.0	2.7	96.1
Add: Dry-dock amortization	8.7	9.2	(0.5)	35.8
EBITDA (1)	$89.1	$91.5	$(2.4)	$267.7

	Nine Months Ended
	September 30,
(In millions)	2019	2018	Change
Net Income	$67.1	$88.4	$(21.3)
Add: Income taxes	20.6	32.4	(11.8)
Add: Interest expense	16.9	14.4	2.5
Add: Depreciation and amortization	72.8	70.2	2.6
Add: Dry-dock amortization	25.9	27.5	(1.6)
EBITDA (1)	$203.3	$232.9	$(29.6)

(1)

EBITDA is defined as the sum of net income plus income taxes, interest expense and depreciation and amortization (including deferred dry-docking amortization).  EBITDA should not be considered as an alternative to net income (as determined in accordance with GAAP), as an indicator of our operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity.  Our calculation of EBITDA may not be comparable to EBITDA as calculated by other companies, nor is this calculation identical to the EBITDA used by our lenders to determine financial covenant compliance.